FORM OF
                      FEE WAIVER AND EXPENSE CAP AGREEMENT


Legg Mason Cash Reserve Trust
100 Light Street
Baltimore, Maryland  21202


         Re:      Legg Mason Cash Reserve Trust  - Fee Waiver/Expense Agreement


Ladies and Gentlemen:

     Legg Mason Fund Adviser, Inc. ("LMFA") hereby notifies you that it will waive its fees (and to the extent necessary bear other expenses) from December 1, 2005 through December 31, 2006, to the extent that expenses of Legg Mason Cash Reserve Trust ("Fund") (exclusive of interest, taxes, brokerage commissions, and extraordinary expenses) would exceed an annual rate of 0.68%. The expense ratio for the last fiscal year was 0.68%.

     For purposes of determining any such waiver or expense reimbursement, expenses of the Fund shall not reflect the application of any custodial, transfer agency or other credits or expense offset arrangements that may reduce the Fund's expenses or arrangements with any broker-dealer to apply a portion of the commission or mark-up on any portfolio trade to the payment of any of the Fund's other expenses.

     If on any day during which LMFA is the investment manager, the estimated annualized operating expenses of the Fund for that day are less than the operating expense limit described above, LMFA shall be entitled to reimbursement by the Fund of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of the Fund pursuant to this expense limitation (the "Reimbursement Amount") during the period beginning December 1, 2005, to the extent that the Fund's annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

     We understand that you will rely on this undertaking in accruing the Fund's expenses for purposes of calculating its dividends and net asset value per share, and for other purposes, in the preparation and filing of the Securities and Exchange Commission Form N-1A Registration Statement for the Fund, and any Proxy statement for the Fund, and we expressly permit you to do so.


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                                                   LEGG MASON FUND ADVISER, INC.


                                                   By:
                                                      ____________________
                                                          Mark R. Fetting
                                                          President and Director


         Agreed and Accepted:

         LEGG MASON CASH RESERVE TRUST


         By:
              ______________________
                  Marie K. Karpinski
                  Vice President and Treasurer